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                                                                  EXHIBIT 22



                             SUBSIDIARIES OF THE COMPANY






                                                              State or Country
Subsidiaries of the Corporation                               of Incorporation

Defense Systems Corporation                                   Nevada
HSI Properties, Inc.                                          Delaware